Exhibit 10.9(a)
G-III APPAREL GROUP, LTD.
NON-EMPLOYEE DIRECTOR
STOCK OPTION GRANT NOTICE
     G-III Apparel Group, Ltd. (the “Company”), pursuant to its 1999 Stock Option Plan for Non-Employee Directors (the “Plan”), hereby grants to the “Optionee” identified below an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth in this Grant Notice and in the attached Stock Option Agreement of which this Grant Notice is a part, and to the terms and conditions of the Plan.

Optionee:	<name>

Date of Option Grant:	<date>

Number of Shares:	<No of options>

Exercise Price Per Share:	$______________
     By acknowledging this grant online via the Morgan Stanley Stock Plan Services website, the Optionee acknowledges and certifies that the Optionee (a) has had the opportunity to read and understand the Plan and the Stock Option Agreement, and (b) agrees to be bound by the terms and conditions of the option, as set forth in the this Grant Notice, the Stock Option Agreement and the Plan. This option is not valid unless acknowledged by the Optionee.

G-III APPAREL GROUP, LTD.
NON-EMPLOYEE DIRECTOR
STOCK OPTION AGREEMENT
     Pursuant to the G-III Apparel Group, Ltd. 1999 Stock Option Plan for Non-Employee Directors (the “Plan”), the Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, G-III Apparel Group, Ltd. (the “Company”) has granted to the Optionee named in the Grant Notice an option to purchase the number of shares of Common Stock set forth in the Grant Notice for the purchase price per share set forth in the Grant Notice. The terms and conditions of this Stock Option Agreement, including the terms of the Grant Notice, shall govern your stock option.
     1. Except as specifically provided herein, this option will become vested and exercisable in 20% increments on each of the first five anniversaries of the Option Grant Date (the “Grant Date”) specified in the Stock Option Grant Notice, subject to the Optionee’s continuous service with the Company through the applicable anniversary vesting date. Unless terminated sooner, the option will expire if and to the extent it is not exercised within ten years from the Grant Date.
     2. To the extent vested, the option may be exercised in whole or in part by delivering to the Secretary of the Company (a) a written notice specifying the number of shares to be purchased, and (b) payment in full of the exercise price. The exercise price shall be payable by bank or certified check or pursuant to such other methods, including, without limitation, broker-assisted cashless exercise, as may be approved by the Board of Directors of the Company (the “Board”) and permitted by applicable law from time to time.
     3. No shares of Common Stock shall be sold or delivered hereunder until full payment for such shares has been made. The Optionee shall have no rights as a stockholder with respect to any shares covered by this option until the stock covered by the exercise of the option is issued in the name of the

Optionee. Except as otherwise specified, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.
     4. Unless otherwise permitted by the Board, this option may not be assigned or transferred except upon the Optionee’s death to a beneficiary designated by the Optionee in a written beneficiary designation filed with the Company or, if no duly designated beneficiary shall survive the Optionee, pursuant to the Optionee’s will and/or by the laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee.
     5. If the Optionee ceases to perform services for the Company for any reason before the option is fully vested, then the non-vested portion of the option will thereupon terminate and be of no further force or effect. If the Optionee ceases to perform services for the Company for any reason other than death or disability (defined below), then, unless sooner terminated under the terms hereof, the vested portion of the option will terminate if and to the extent it is not exercised within three months after the date of the Optionee’s termination of service. If the Optionee’s service is terminated by reason of the Optionee’s death or disability (or if the Optionee’s service is terminated by reason of disability and the Optionee dies within one year after such termination of service), then, unless sooner terminated under the terms hereof, the vested portion of the option will terminate if and to the extent it is not exercised within one year after the date of such termination of service (or within one year after the date of the Optionee’s death if the Optionee’s service is terminated by reason of disability and the Optionee dies within one year after such termination). For purposes hereof, the term “disability” means the inability of the Optionee to perform the customary duties of the Optionee’s service for the Company by reason of a physical or mental incapacity which is expected to result in death or last indefinitely.

     6. Nothing contained herein shall be deemed to give the Optionee a right to continue in the service of the Company, or interfere in any way with the right of the Company to terminate the service of the Optionee.
     7. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof.
     8. This Agreement shall be governed by the laws of the State of Delaware, without regard to its principles of conflict of laws.
     9. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement, including the Grant Notice, constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by written instrument executed by the parties.
     10. This Agreement has been made as of the Grant Date.

G-III APPAREL GROUP, LTD.
By:	_________________________